BNC Bancorp Reports First Quarter 2011 Earnings

THOMASVILLE, N.C., April 29, 2011 /PRNewswire/ -- BNC Bancorp (NASDAQ: BNCN) ("BNC"), parent company for Bank of North Carolina ("Bank") today reported financial results for the quarter ended March 31, 2011. For the quarter, net income available to common shareholders was $917,000, or $0.09 per diluted share, an increase of 3.5% compared to the $886,000, or $0.12 per diluted share, reported for the same period in 2010.

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Total assets at March 31, 2011 were $2.16 billion, an increase of $7.3 million from $2.15 billion at December 31, 2010. Compared to March 31, 2010, total assets increased $528.7 million, primarily due to the FDIC-assisted acquisition of Beach First National Bank ("Beach First") in April 2010 and organic growth in the legacy loan portfolio.

At March 31, 2011, the Bank's Tier 1 leverage ratio was 7.49%, Tier 1 risk-based capital ratio was 11.20%, and total risk-based capital ratio was 12.91%. The Bank and the Company have a high concentration of assets in the 20% risk-weighting category, primarily consisting of government agency and municipal securities with a fair value of $327.3 million, a $68.4 million indemnification receivable from the FDIC, and $301.4 million of loans covered by the FDIC loss-share agreement.

W. Swope Montgomery, Jr., President and CEO, noted, "We are pleased with the results for the first quarter. While earnings are still significantly below an acceptable level for our Company, the trends in our net interest margin, net interest income, pre-tax pre-credit operating earnings, loan and core-deposit growth, and expense control are all very positive for core earnings power. Credit costs continue to be elevated; however, after a significant number of restructures this quarter, we are optimistic that trends in this portfolio will improve in future quarters."

Montgomery continued, "After having recently completed our annual regulatory examination, we have reaffirmed our commitment to evaluating and pursuing organic growth initiatives as well as both whole-bank and FDIC-assisted acquisition opportunities that provide fundamental value to our franchise. This ongoing commitment is evidenced by our recent hiring of a seasoned and proven mortgage team that will be expanding our mortgage operations into Charlotte, Myrtle Beach, and other attractive markets in the Carolinas where they have a track record of success. In addition, so far in 2011 our team has evaluated and bid on two FDIC-assisted transactions, evaluated multiple whole-bank opportunities with an eye toward driving additional improvements to our core banking franchise, and opened our first full-service banking office in Raleigh."

Highlights March 31, 2011 versus March 31, 2010:

  Net income available to common shareholders increased 3.5% to $917,000
    Pre-tax pre-credit operating earnings increased $1.7 million, or 38.6%
  Net interest income increased $5.1 million, or 44.5%
  Total assets increased $528.7 million, or 32.5%
  Net interest margin increased 40 basis points to 3.87%
  Loans increased $440.1 million, or 40.4%
  Allowance, as a percentage of non-covered loans, moved from 1.60% to 1.98%
  Core deposits increased $635.4 million.

Highlights March 31, 2011 versus December 31, 2010:

  Net income available to common shareholders increased to $.09 per share
    Pre-tax pre-credit operating earnings increased $1.1 million, or 22.4%
  Net interest income increased $400,000, or 2.5%
    Adjusted for days in each quarter, NII was up 4.4%
  Total assets increased $7.3 million, or 0.3%
  Net interest margin increased 16 basis points to 3.87%
  Portfolio loans increased $20.5 million, or 1.4%
    Non-covered portfolio loans increased $28.5 million, or 2.4%
  Allowance, as a percentage of non-covered loans, declined from 2.07% to 1.98%
  Core deposits increased $48.2 million.

The above results include the impact from the acquisition of Beach First during the second quarter of 2010. In connection with the acquisition, the Company entered into loss sharing agreements with the FDIC where, pursuant to the terms of these agreements, the FDIC will reimburse the Company for 80% of losses incurred from the acquired loans and foreclosed real estate ("covered loans", "covered assets" and "covered"), and begins with the first dollar of loss incurred.

Additional Operating Highlights from First Quarter

Since March 2010, total loans have increased $440.1 million, or 40.4%, to $1.53 billion; excluding the loans covered by loss sharing agreements, loans grew $138.7 million, or 12.7% over 2010 levels. At March 31, 2011, the Company's loan portfolio includes $301.4 million in covered loans being carried at fair value and $1.23 billion in loans that have a related allowance for loan losses and are not covered under loss share agreements.

Gross Loan Growth
(dollars in thousands; unaudited)

	3/31/2011	12/31/2010	9/30/2010	6/30/2010	3/31/2010
Total loans	$ 1,528,727	$ 1,508,180	$ 1,475,735	$ 1,469,175	$ 1,088,620
Loans covered by loss share, at fair value	301,436	309,342	330,761	345,372	-
Loans not covered by loss share	$ 1,227,291	$ 1,198,838	$ 1,144,974	$ 1,123,803	$ 1,088,620

Loan growth (quarter/quarter):
Total loans	1.4%	2.2%	0.4%	35.0%	0.7%
Loans not covered by loss share	2.4%	4.7%	1.9%	3.2%	0.7%
Annual growth of non-covered loans	12.7%

Total deposits at March 31, 2011 were $1.87 billion, an increase of $519.6 million, or 38.5%, from March 31, 2010, due primarily to the acquisition of Beach First and an ongoing commitment bank-wide to grow core deposits.

While overall deposit growth continues to be an emphasis, the more important element is the shift in the mix of deposits to higher levels of core deposits and away from wholesale CDs. Over the one-year period core deposits increased by over $635.4 million, while wholesale CD's declined by over $115.8 million. As a percentage of total deposits, wholesale CD's currently comprise only 13.8% of total deposits, down significantly from 27.6% and 14.4% at March 31, 2010 and December 31, 2010, respectively.

Total Deposit Growth
(dollars in thousands; unaudited)

	3/31/2011	12/31/2010	9/30/2010	6/30/2010	3/31/2010
Non-interest bearing demand	$ 116,286	$ 107,547	$ 105,197	$ 104,328	$ 64,983
Interest-bearing demand	849,392	841,062	786,498	739,542	599,013
Time deposits - local	647,917	616,811	655,030	566,179	314,173
Time deposits - wholesale	257,256	262,650	308,855	424,576	373,062
Total	$ 1,870,851	$ 1,828,070	$ 1,855,580	$ 1,834,625	$ 1,351,231

Growth (Quarter/Quarter)	2.3%	-1.5%	1.1%	35.8%	0.1%
Wholesale time as % of total	13.8%	14.4%	16.6%	23.1%	27.6%

Operating Results

Net interest income for the first quarter of 2011 was $16.7 million, an increase of $5.1 million, or 44.5%, from the comparable period last year, and increased $400,000, or 2.5% from the prior quarter. Taxable-equivalent net interest margin increased 40 basis points from the first quarter of 2010 to 3.87%. Compared to the fourth quarter of 2010, taxable-equivalent net interest margin increased 16 basis points from 3.71%, primarily due to lower cost funding.

The Company's average yield on interest-earning assets increased 10 basis points while the average rate on interest-bearing liabilities decreased 36 basis points from the first quarter of 2010. During the first quarter of 2011, the Company's average earning assets increased by $403.3 million to $1.90 billion, a 26.9% increase over the first quarter of 2010, primarily from the Beach First acquisition during the second quarter of 2010. Compared to the fourth quarter of 2010, the Company's yield on average earning assets increased by 6 basis points, while the yield on average interest-bearing liabilities decreased by 12 basis points.

Quarterly Average Yields / Costs (Tax-Equiv. Basis)

	3/31/2011	12/31/2010	9/30/2010	6/30/2010	3/31/2010
Earning Asset Yield	5.66%	5.60%	5.57%	5.59%	5.56%
Cost of Int. Bearing Liab	1.81%	1.93%	1.83%	1.99%	2.17%
Cost of Funds	1.71%	1.83%	1.73%	1.89%	2.08%
Net Interest Spread	3.85%	3.67%	3.74%	3.60%	3.38%
Net Interest Margin	3.87%	3.71%	3.76%	3.62%	3.47%

Non-interest income was $2.4 million for the first quarter of 2011 compared to $1.4 million for the year-ago quarter. Included in non-interest income for the first quarter of 2011 was $300,000 of income associated with FDIC related settlement receipts. Excluding FDIC related transactions, non-interest income was $2.1 million for the current quarter, up 55.9% from the $1.4 million reported for the 2010 first quarter. The increases were primarily due to increases in service charges and fees of $172,000; increases in earnings on bank-owned life insurance of $179,000; increases in investment brokerage activity of $154,000; and the addition of $130,000 of merchant fee and debit card income, a significant ongoing source of revenue in the retail-oriented coastal economy. In comparison to the fourth quarter of 2010, recurring non-interest income increased $275,000.

Non-interest expenses for the first quarter increased $5.8 million compared to the same quarter a year ago, and were $2.5 million lower than the fourth quarter of 2010. Loan, foreclosure and collection expenses increased $1.6 million compared to the same quarter a year ago, and were $2.1 million lower than the previous quarter. The higher level of loan, foreclosure and collection expense primarily relates to the write-down of other real estate owned properties and the on-going expenses relating to these properties. During the first quarter of 2011, the Company recorded $1.0 million of other real estate valuation adjustments, including $2.5 million of other real estate valuation adjustments on covered assets from the Beach First acquisition, with a corresponding increase for 80% coverage in the Company's FDIC indemnification asset, which resulted in a net expense of $500,000. Additionally, as a result of the acquisition and continued growth of the legacy Bank, personnel costs have increased $2.4 million, or 50.6%, compared to the same quarter a year ago, and were $123,000 lower than the previous quarter, and all other non-interest expense categories have seen nominal increases when compared to the same quarter a year ago.

Asset Quality

Net charge-offs for 2011's first quarter were $4.0 million, or 1.07% of average loans annualized, down from the $6.0 million, or 1.62% reported for the fourth quarter of 2010. Nonperforming assets not covered by loss share at March 31, 2011 were 3.03% of total assets, and were 6.54% including covered assets, compared to 2.75% and 6.29%, respectively, at December 31, 2010. The covered assets are covered by a FDIC loss-share agreement that provides 80% protection on those assets and are being carried at estimated fair value.

Asset Quality Information
(dollars in thousands; unaudited)

	3/31/2011	12/31/2010	9/30/2010	6/30/2010	3/31/2010
Nonaccrual loans not covered by loss share	$ 34,047	$ 26,224	$ 10,603	$ 10,080	$ 12,542
Nonaccrual loans covered by loss share	69,377	64,753	77,150	70,641	-
OREO not covered by loss share	21,663	23,912	26,050	21,728	20,326
OREO covered by loss share	15,811	15,825	9,638	7,350	-
90 days past due not covered by loss share	124	44	-	-	-
90 days past due covered by loss share	-	4,554	23	1,361	-
Total nonperforming assets	$ 141,022	$ 135,312	$ 123,464	$ 111,160	$ 32,868
Nonperforming assets not covered by loss share	$ 55,834	$ 50,180	$ 36,653	$ 31,808	$ 32,868

Total assets	$ 2,157,280	$ 2,149,932	$ 2,180,049	$ 2,161,991	$ 1,628,570
Total assets less covered assets	1,840,033	1,824,765	1,839,650	1,809,269	1,628,570

Total loans	1,528,727	1,508,180	1,475,735	1,469,175	1,088,620
Total loans less covered loans	1,227,291	1,198,838	1,144,974	1,123,803	1,088,620

Ratio of nonperforming assets to total assets	6.54%	6.29%	5.66%	5.14%	2.02%
Not covered by loss share	3.03%	2.75%	1.99%	1.76%	2.02%

Ratio of nonperforming loans to total loans	6.77%	6.34%	5.95%	5.59%	1.15%
Not covered by loss share	2.78%	2.19%	0.93%	0.90%	1.15%

Ratio of allowance for loan losses to total loans	1.59%	1.65%	1.28%	1.30%	1.60%
Not covered by loss share	1.98%	2.07%	1.64%	1.69%	1.60%

Net charge-offs of noncovered loans, QTD	$ 3,988	$ 6,006	$ 5,655	$ 4,357	$ 2,860
Ratio of net charge-offs to average loans (Annualized)	1.07%	1.62%	1.55%	1.23%	1.07%

Loans restructured/modified not included in above	$ 25,857	$ 5,107	$ 7,479	$ 5,774	$ 5,322
(not past due or on nonaccrual)

During the first quarter of 2011, BNC recorded a provision for loan losses of $3.5 million, a decrease from the $12.0 million recorded during the fourth quarter of 2010. The allowance for loan losses was $24.3 million at March 31, 2011, and $24.8 million at December 31, 2010. Loan loss reserves to total period-end loans decreased from 1.60% and 1.64% reported at March 31, 2010 and December 31, 2010, respectively, to 1.59% at March 31, 2011. Excluding the loans acquired in the FDIC-assisted transaction that were marked to fair value, loan loss reserves to period-end loans decreased from 2.07% of loans at December 31, 2010 to 1.98% at March 31, 2011. Management considers the loan loss reserve adequate to absorb credit losses inherent in the loan portfolio at March 31, 2011.

Loans migrating into nonaccrual status during the quarter totaled $11.9 million, of which $6.1 million is one relationship which is a commercial A&D project that is aggressively being marketed at levels that should result in a minimal shortfall, if any.

Troubled Debt Restructures (TDR's) increased significantly during the quarter as $18.1 million in performing residential A&D and construction loans were renewed at extended amortization terms or interest-only terms deemed to be concessionary in the current economic environment.

OREO not covered by loss share agreements totaled $21.7 million at March 31, 2011, a decrease of $2.2 million from the $23.9 million reported at December 31, 2010. The change primarily consisted of $1.2 million in additions at fair value, $568,000 in write-downs, and $2.9 million in sales. Of the $21.7 million in OREO at quarter-end, $11.1 million is either under contract for sale or under a scheduled lot takedown.

Commenting on asset quality, Montgomery noted, "The Bank continues to take an aggressive stance on under performing loans. BNC has moved more aggressively to foreclose on nonperforming loans, recognize the impairment and gain the ability to sell the property more quickly and efficiently. This aggressive action has allowed us to make significant progress in reducing exposure in the construction and A&D portfolios in the last 24 months. The speculative residential construction portfolio (non-covered) has declined from a peak of $70.3 million to $15.7 million, while non-covered residential A&D exposure has also declined from a high of $70.7 million to $23.4 million. After the actions taken over the past three quarters, both internal and external evaluations have concluded that our Company is appropriately valuing these assets, recognizing impairments, and adequately reserving for the risk associated with these portfolios."

Capital Position

The Company continues to maintain strong capital ratios. Shareholders' equity was $154.2 million at March 31, 2011, up $30.4 million, or 24.6%, from March 31, 2010. Tangible common book value per share was $8.70 at March 31, 2011, a decrease from $9.09 at March 31, 2010 and an increase from the $8.49 at December 31, 2010. Core tangible book value, which excludes the very volatile mark-to-market component, increased to $9.31 at March 31, 2011, up from the $8.82 at March 31, 2010. The mark-to-market components of equity declined from a net gain of $2.0 million at March 31, 2010 to a net loss position of $5.5 million at March 31, 2011. All of the loss position relates to the value of the interest rate cap on funding declining in value at a more rapid rate than the appreciation in the marketable securities being hedged. Despite the mark-to-market decline, the hedged transaction continues to provide a positive spread in excess of 2.5% on $250 million. All of the Bank's and Company's capital ratios exceeded the minimum thresholds established for a well-capitalized bank by regulatory measures.

On April 19, 2011, the Board of Directors of BNC declared a $0.05 per share quarterly cash dividend on its common stock and Series B Preferred stock, payable May 27, 2011 to shareholders of record on May 13, 2011.

About BNC Bancorp and Bank of North Carolina

Headquartered in High Point, NC, BNC Bancorp is the parent company of Bank of North Carolina, a commercial bank with $2.16 billion in assets. Bank of North Carolina provides a complete line of banking and financial services to individuals and businesses through its 24 full-service banking offices in North and South Carolina. The Bank's six locations in coastal areas of South Carolina were added through BNC's recent FDIC-assisted acquisition of Beach First National Bank ("Beach First"); Bank of North Carolina now operates in South Carolina as BNC Bank. Bank of North Carolina is insured by the FDIC and is an equal housing lender. BNC Bancorp is current on its preferred dividend payments to the United States Treasury; its stock is traded and quoted in the NASDAQ Capital Market under the symbol "BNCN."

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States. BNC Bancorp's management uses these "non-GAAP" measures such as "core" or "recurring" earnings in their analysis of the Company's performance. Management believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrating the effects of significant gains and charges in the current period. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

Congress passed the Private Securities Litigation Act of 1995 in an effort to encourage corporations to provide information about companies' anticipated future financial performance. This act provides a safe harbor for such disclosure, which protects the companies from unwarranted litigation if actual results are different from management expectations. This press release contains forward-looking statements relating to the financial condition, results of operations and business of BNC and the Bank. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of the management of BNC, and the information available to management at the time that this press release was prepared. Factors that could cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following: (i) general economic or business conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit or other services; (ii) costs or difficulties related to the integration of Beach First may be greater than expected; (iii) expected cost savings and other benefits anticipated in connection with our acquisition of Beach First may not be fully realized or realized within the expected time frame; and (iv) anticipated acquisition opportunities may be available on terms acceptable to BNC or at all. Additional factors affecting BNC and the Bank are discussed in BNC's filings with the Securities and Exchange Commission (the "SEC"), Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. Please refer to the Securities and Exchange Commission's website at www.sec.gov where you can review those documents. BNC does not undertake a duty to update any forward-looking statements made in this press release.

QUARTERLY PERFORMANCE SUMMARY
BNC BANCORP
(Dollars in thousands, except share and per share data)
(Unaudited)	For the
	Three Months Ended
	March 31, 2011	March 31, 2010	% Change
SUMMARY STATEMENTS OF OPERATIONS
Interest income	$ 25,042	$ 19,272	29.9%
Interest expense	8,364	7,728	8.2
Net interest income	16,678	11,544	44.5
Provision for loan losses	3,500	2,946	18.8
Net interest income after provision for loan losses	13,178	8,598	53.3
Non-interest income	2,425	1,362	78.1
Non-interest expense	14,732	8,887	65.8
Income before income tax expense (benefit)	871	1,073	(18.8)
Income tax expense (benefit)	(647)	(316)	104.8
Net income	1,518	1,389	9.3
Preferred stock dividends and discount accretion	601	503	19.5
Net income available to common shareholders	917	886	3.5

PER SHARE DATA
Earnings per share, basic	$ 0.09	$ 0.12	-25.0%
Earnings per share, diluted	0.09	0.12	(25.0)
Tangible common book value per share	8.70	9.09	(4.3)

Weighted average participating common shares:
Basic	10,860,434	7,341,901
Diluted	10,878,950	7,363,065

PERFORMANCE RATIOS
Return on average assets	0.29%	0.34%
Return on average common equity	3.53%	3.69%
Return on average tangible common equity	4.84%	5.15%
Net yield on earning assets (taxable equivalent)	3.87%	3.47%
Average equity to average assets	7.08%	7.70%
Allowance for loan losses as a % of total loans	1.59%	1.60%
Nonperforming assets to total assets, end of period	6.54%	2.02%
Nonperforming assets not covered by loss share	3.03%	2.02%
Ratio of net charge-offs to average loans, annualized	1.07%	1.07%

QUARTERLY PERFORMANCE SUMMARY
BNC BANCORP
(Dollars in thousands, except share and per share data)
(Unaudited)	For the
	Three Months Ended
	March 31, 2011	December 31, 2010	September 30, 2010	June 30, 2010	March 31, 2010	December 31, 2009
SUMMARY STATEMENTS OF OPERATIONS
Interest income	$ 25,042	$ 25,329	$ 25,580	$ 24,829	$ 19,272	$ 19,586
Interest expense	8,364	9,051	8,734	9,234	7,728	7,550
Net interest income	16,678	16,278	16,846	15,595	11,544	12,036
Provision for loan losses	3,500	12,000	5,436	6,000	2,946	4,750
Net interest income after provision for loan losses	13,178	4,278	11,410	9,595	8,598	7,286
Non-interest income	2,425	1,847	3,906	21,698	1,362	2,930
Non-interest expense	14,732	17,202	15,479	13,604	8,887	8,602
Income (loss) before income tax expense (benefit)	871	(11,077)	(163)	17,689	1,073	1,614
Income tax expense (benefit)	(647)	(5,021)	(823)	5,956	(316)	(173)
Net income (loss)	1,518	(6,056)	660	11,733	1,389	1,787
Preferred stock dividends and discount accretion	601	600	591	502	503	498
Net income (loss) available to common shareholders	917	(6,656)	69	11,231	886	1,289

Net interest income, as reported	$ 16,678	$ 16,278	$ 16,846	$ 15,595	$ 11,544	$ 12,036
Tax-equivalent adjustment	1,475	1,411	1,373	1,290	1,264	1,218
Net interest income, tax-equivalent	18,153	17,689	18,219	16,885	12,808	13,254

PER SHARE DATA
Earnings per share, basic	$ 0.09	$ (0.61)	$ 0.01	$ 1.42	$ 0.12	$ 0.18
Earnings per share, diluted	0.09	(0.61)	0.01	1.41	0.12	0.18

Weighted average participating common shares:
Basic	10,860,434	10,848,790	10,845,132	7,957,725	7,341,901	7,341,249
Diluted	10,878,950	10,926,772	10,972,466	8,043,395	7,363,065	7,350,425

PERFORMANCE RATIOS
Return on average assets	0.29%	-1.11%	0.12%	2.22%	0.34%	0.44%
Return on average common equity	3.53%	-22.77%	0.23%	40.96%	3.69%	5.41%
Return on average tangible common equity	4.84%	-30.18%	0.30%	55.35%	5.15%	7.65%
Net yield on earning assets (taxable equivalent)	3.87%	3.71%	3.76%	3.62%	3.47%	3.52%
Average equity to average assets	7.08%	7.56%	7.63%	6.75%	7.70%	7.65%
Nonperforming assets to total assets, end of period	6.54%	6.29%	5.66%	5.14%	2.02%	2.02%
Nonperforming assets not covered by loss share	3.03%	2.75%	1.99%	1.83%	2.02%	2.02%
Ratio of net charge- offs to average loans, annualized	1.07%	1.62%	1.56%	1.23%	1.07%	1.55%

QUARTERLY PERFORMANCE SUMMARY
BNC BANCORP
(Dollars in thousands)
(Unaudited)	As of
	March 31, 2011	March 31, 2010	% Change
SELECTED BALANCE SHEET DATA
End of period balances

Loans	$ 1,528,727	$ 1,088,620	40.4%
Loans held for sale	1,679	1,237	35.7
Allowance for loan losses	24,325	17,395	39.8
Loans, net of allowance for loan losses	1,504,402	1,071,225	40.4
Investment securities	333,265	359,937	(7.4)
Total Assets	2,157,280	1,628,570	32.5

Deposits:
Non-interest bearing deposits	116,286	64,983	79.0
Interest-bearing demand and savings	849,392	599,013	41.8
Time deposits	905,173	687,235	31.7
Total Deposits	1,870,851	1,351,231	38.5
Borrowed Funds	120,939	145,919	(17.1)
Total interest-bearing liabilities	1,875,504	1,432,167	31.0
Shareholders' Equity	154,211	123,811	24.6

	As of
	March 31, 2011	December 31, 2010	September 30, 2010	June 30, 2010	March 31, 2010	December 31, 2009
SELECTED BALANCE SHEET DATA
End of period balances

Loans	$ 1,528,727	$ 1,508,180	$ 1,475,735	$ 1,469,175	$ 1,088,620	$ 1,079,179
Loans held for sale	1,679	6,751	3,314	2,190	1,237	2,766
Allowance for loan losses	24,325	24,813	18,819	19,038	17,395	17,309
Loans, net of allowance for loan losses	1,504,402	1,483,367	1,456,916	1,450,137	1,071,225	1,061,870
Investment securities	333,265	358,871	358,180	364,805	359,937	366,506
Total Assets	2,157,280	2,149,932	2,180,049	2,161,991	1,628,570	1,634,185

Deposits:
Non-interest bearing deposits	116,286	107,547	105,197	104,328	64,983	66,801
Interest-bearing demand and savings	849,392	841,062	786,498	739,542	599,013	578,329
Time deposits	905,173	879,461	963,885	990,755	687,235	704,748
Total Deposits	1,870,851	1,828,070	1,855,580	1,834,625	1,351,231	1,349,878
Borrowed Funds	120,939	157,920	145,719	148,898	145,919	150,996
Total interest-bearing liabilities	1,875,504	1,878,443	1,896,102	1,879,195	1,432,167	1,434,073
Shareholders' Equity	154,211	152,224	165,479	164,138	123,811	126,206

QUARTERLY PERFORMANCE SUMMARY
BNC BANCORP
(Dollars in thousands)
(Unaudited)

	For the Three Month Period Ended
	March 31, 2011	December 31, 2010	September 30, 2010	June 30, 2010	March 31, 2010	December 31, 2009
SELECTED BALANCE SHEET DATA
Quarterly average balances

Total loans	$ 1,515,939	$ 1,472,315	$ 1,450,896	$ 1,422,434	$ 1,086,780	$ 1,058,657
Investment securities, at amortized cost	352,480	344,146	348,687	362,375	353,238	408,781
Total earning assets	1,901,574	1,899,557	1,921,498	1,873,308	1,498,281	1,492,702
Total Assets	2,150,436	2,155,061	2,187,283	2,114,839	1,645,918	1,616,235

Deposits:
Non-interest bearing deposits	110,957	110,401	109,366	98,953	66,918	59,458
Interest-bearing demand and savings	845,630	820,640	771,739	696,693	587,240	560,697
Time deposits	887,338	903,967	976,147	985,816	708,332	716,199
Total Deposits	1,843,925	1,835,008	1,857,252	1,781,462	1,362,490	1,336,354
Borrowed Funds	144,783	131,684	148,755	176,017	145,919	140,812
Total interest-bearing liabilities	1,877,751	1,856,291	1,896,641	1,858,526	1,441,491	1,417,708
Shareholders' Equity	152,250	162,865	166,942	142,815	126,773	123,659

LOAN MIX AND STRATIFICATION STATISTICS
BNC BANCORP
(Dollars in thousands)
(Unaudited)
	As of March 31,
	2011	2010	% Change

Loans Not Covered Under Loss Share Agreements:
Construction, A&D, and Land	$ 194.1	$ 227.4	(14.6)
Residential Construction	28.0	44.7	(37.4)
Presold	12.3	17.6	(30.1)
Speculative	15.7	27.1	(42.1)
Loan size - over $400,000	4.5	8.8	(48.9)
Loan size - $200,000 to $400,000	1.7	11.1	(84.7)
Loan size - under $200,000	9.5	7.2	31.9

Commercial Construction	43.9	43.0	2.1
Loan size - $5 million and over	7.4	-	-
Loan size - $3 million to $5 million	10.9	12.0	(9.2)
Loan size - $1 million to $3 million	11.4	20.2	(43.6)
Loan size - under $1 million	14.2	10.8	31.5

Residential and Commercial A&D	23.4	38.5	(39.2)
Loan size - $5 million to $6 million	6.1	11.6	(47.4)
Loan size - $3 million to $5 million	-	7.6	(100.0)
Loan size - $1 million to $3 million	11.9	15.4	(22.7)
Loan size - under $1 million	5.4	3.9	38.5
		-
Land	98.8	101.2	(2.4)
Residential Buildable Lots	40.3	40.6	(0.7)
Commercial Buildable Lots	14.7	17.3	(15.0)
Land Held for Development	26.8	28.2	(5.0)
Raw and Agricultural Land	17.0	15.1	12.6

Commercial Real Estate	$ 588.2	$ 461.2	27.5
Multi-Family	43.2	30.2	43.1
Churches	26.9	16.4	64.0
Retail	400.4	307.2	30.3
Owner Occupied	123.4	89.0	38.7
Investment	277.0	218.2	27.0
Loan size - $5 million to $9 million	54.3	40.9	32.8
Loan size - $3 million to $5 million	50.9	35.5	43.4
Loan size - $1 million to $3 million	91.8	72.6	26.5
Loan size - under $1 million	80.0	69.2	15.6

Industrial	117.7	103.5	13.7
Owner Occupied	58.7	36.3	61.7
Investment	59.0	67.2	(12.2)
Loan size - $5 million to $6 million	-	5.1	(100.0)
Loan size - $3 million to $5 million	7.7	3.3	133.3
Loan size - $1 million to $3 million	25.1	29.9	(16.1)
Loan size - under $1 million	26.2	28.9	(9.3)

Other	-	3.9	(100.0)

LOAN MIX AND STRATIFICATION STATISTICS
BNC BANCORP
(Dollars in thousands)
(Unaudited)	Trends
	March 31, 2011	December 31, 2010	September 30, 2010	June 30, 2010	March 31, 2010

Loans Not Covered Under Loss Share Agreements:
Construction, A&D, and Land	$ 194.1	$ 200.9	$ 202.4	$ 204.8	$ 227.4
Residential Construction	28.0	29.9	31.1	33.7	44.7
Presold	12.3	12.2	12.8	13.5	17.6
Speculative	15.7	17.7	18.3	20.2	27.1
Loan size - over $400,000	4.5	6.8	6.1	6.4	8.8
Loan size - $200,000 to $400,000	1.7	4.8	6.3	7.9	11.1
Loan size - under $200,000	9.5	6.1	5.9	5.9	7.2

Commercial Construction	43.9	44.9	40.1	34.9	43.0
Loan size - $5 million and over	7.4	12.5	12.5	10.2	-
Loan size - $3 million to $5 million	10.9	8.0	8.0	4.4	12.0
Loan size - $1 million to $3 million	11.4	14.9	12.1	14.2	20.2
Loan size - under $1 million	14.2	9.5	7.5	6.1	10.8

Residential and Commercial A&D	23.4	27.1	30.1	31.0	38.5
Loan size - $5 million to $6 million	6.1	11.7	11.7	11.7	11.6
Loan size - $3 million to $5 million	-	-	3.6	3.6	7.6
Loan size - $1 million to $3 million	11.9	10.0	10.1	9.0	15.4
Loan size - under $1 million	5.4	5.4	4.7	6.7	3.9
	-	-	-	-	-
Land	98.8	99.0	101.1	105.2	101.2
Residential Buildable Lots	40.3	42.8	44.9	46.7	40.6
Commercial Buildable Lots	14.7	13.6	13.5	16.6	17.3
Land Held for Development	26.8	26.9	27.0	29.3	28.2
Raw and Agricultural Land	17.0	15.7	15.7	12.6	15.1

Commercial Real Estate	$ 588.2	$ 548.8	$ 536.2	$ 507.4	$ 461.2
Multi-Family	43.2	44.5	42.0	35.1	30.2
Churches	26.9	26.0	19.2	19.3	16.4
Retail	400.4	372.1	371.0	350.2	307.2
Owner Occupied	123.4	118.2	117.7	116.8	89.0
Investment	277.0	253.9	253.3	233.4	218.2
Loan size - $5 million to $9 million	54.3	45.8	46.1	45.7	40.9
Loan size - $3 million to $5 million	50.9	47.4	47.6	36.2	35.5
Loan size - $1 million to $3 million	91.8	82.7	83.1	79.1	72.6
Loan size - under $1 million	80.0	78.0	76.5	72.4	69.2

Industrial	117.7	106.2	104.0	102.8	103.5
Owner Occupied	58.7	51.8	49.8	49.6	36.3
Investment	59.0	54.4	54.2	53.2	67.2
Loan size - $5 million to $6 million	-	-	-	-	5.1
Loan size - $3 million to $5 million	7.7	4.4	4.3	4.3	3.3
Loan size - $1 million to $3 million	25.1	23.8	24.1	23.0	29.9
Loan size - under $1 million	26.2	26.2	25.8	25.9	28.9

Other	-	-	-	-	3.9

CONTACT: W. Swope Montgomery, Jr., President and CEO, +1-336-869-9200